CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated February 26, 2015 with respect to Dreyfus 100% U.S. Treasury Money Market Fund for the fiscal year ended December 31, 2014 and dated January 28, 2015 with respect to General Treasury Prime Money Market Fund for the fiscal year ended November 30, 2014, which are incorporated by reference in this Registration Statement on Form N-14 of General Treasury Prime Money Market Fund

/s/ ERNST & YOUNG LLP

New York, New York
June 16, 2015